Exhibit (d)(15)
FORM OF
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and among 57th Street General Acquisition Corp., a Delaware corporation (the “Company”), and Crumbs Holdings LLC, a Delaware limited liability company (“Crumbs” and together with the Company, the “Companies”) and Jason Bauer (“Executive”) (collectively, the “Parties”) is entered into as of ___ ____, 2011 (the “Execution Date”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ Executive as Chief Executive Officer of the Companies pursuant to the terms of this Agreement; and
     WHEREAS, the Executive desires to accept employment as the Chief Executive Officer of the Companies pursuant to the terms of this Agreement.
     NOW THEREFORE, the Parties agree as follows:
     1. EMPLOYMENT; DUTIES
          As of the Effective Date, the Company hereby agrees to employ Executive as the Chief Executive Officer of the Companies and Executive hereby accepts such employment upon the terms and conditions set forth below.
     2. TERM AND PLACE OF PERFORMANCE
          The term of this Agreement shall begin on __________, 2011 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on December 31, 2015 (the “Term”); provided that the Term shall automatically be extended for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the Term (a “Non-Renewal Notice”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5. The principal place of employment of Executive shall be at Crumb’s headquarters in New York, New York; provided, that, Executive shall be required to travel from time to time on the business of the Companies during the Term.
     3. POSITION AND DUTIES
          3.1 Position and Duties.
               (a) Executive shall serve as the Chief Executive Officer of the Companies and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the office of Chief Executive Officer and as provided for in the By-Laws of the Company, at all times, subject to the direction and control of the Board, and such other powers and duties as may be assigned by the Board. If requested by the Board, Executive shall serve as an officer and/or director of any of the Company’s affiliates or subsidiaries for no additional consideration.
               (b) While Executive remains an employee of either of the Companies, the Company will nominate Executive for election to the Board by the stockholders of the Company. During the period from the Effective Date through the date of next annual meeting of the Company’s shareholders following the Effective Date, Executive shall be appointed to serve as an interim member of the Board. Executive shall not be entitled to any additional compensation in consideration for his service on the Board.
          3.2 Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Companies. Executive shall devote his full time, attention and efforts to the business of the Companies, but may participate in charitable and personal investment activities to a reasonable extent, as long as such activities do not, in the reasonable discretion of the Board, interfere with the performance of his duties and responsibilities hereunder.
     4. COMPENSATION
          4.1 Base Salary. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Seven Hundred Thousand Dollars ($700,000) (the “Base Salary”), less all applicable tax withholdings and deductions by the Company. The Base Salary shall be payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review Executive’s Base Salary annually and may make adjustments to increase but not decrease such Base Salary, in accordance with the compensation practices and guidelines of the Company. In the Committee’s annual review of the Base Salary, it shall in good faith and in consultation with Executive consider any material increase in value of the Company from and after the Effective Date in determining any increase in the Base Salary.
          4.2 Annual Bonus. Commencing on the Effective Date, Executive shall participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Committee in consultation with the Executive for executive officers of the Company and any annual bonus earned thereunder (the “Annual Bonus”) shall be paid no later than the 15th day of the third month following the end of the fiscal year for which it is earned (and no earlier than January 1 of the year following such fiscal year) and following certification by the Committee of the achievement of agreed-upon performance measures and the amount of the bonus to be paid by Executive for the applicable fiscal year; provided, that in the event that such certification does not occur on or prior to the 15th day of the third month following the end of such fiscal year, the Annual Bonus will be paid no later than December 31 of the year following such fiscal year.
          4.3 Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as such policies may exist from time to time.
          4.4 Welfare, Pension and Incentive Benefit Plans. During the Term, the Companies shall provide Executive with employee benefit plans and insurance programs on a basis no less favorable than as in effect with respect to Executive at Crumbs immediately prior to the Effective Date, including, without limitation, company-paid medical benefits; provided, that if the provision of such company-paid medical benefits would cause the imposition of any tax under Section 4980D of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), the parties agree to negotiate in good faith an alternative arrangement for providing such benefits in an economically neutral manner which does not cause the imposition of such tax.
          4.5 Automobile Perquisite. During the Term, the Company shall (i) provide Executive with a luxury automobile of his choosing with a monthly lease value not in excess of $1,300 for his use and provide customary insurance coverage for such automobile and (ii) pay for all maintenance costs, including gasoline, repairs and service for such automobile, in each case on a basis no less favorable, including vehicle make and model, than as in effect with respect to the Executive at Crumbs immediately prior to the Effective Date.
          4.6 Business Expenses. Executive will be promptly reimbursed for all reasonable business expenses incurred by Executive in connection with Executive’s employment in accordance with the Company’s expense reimbursement policies.
     5. TERMINATION; TERMINATION BENEFITS
          5.1 Due to Death or Disability.
               (a) If Executive dies during the Term, Executive’s employment and this Agreement shall terminate on the date of his death. The Company may terminate Executive’s employment if he becomes “Disabled,” as defined below, upon delivery of a Notice of Termination (as defined below) to Executive.
          Upon termination of Executive’s employment due to Executive’s death or by the Company due to Executive’s Disability, Executive (or his estate, as applicable) shall be entitled to compensation and payment for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and Annual Bonus and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination (as defined below) (the “Accrued Amounts”); provided, that the portion of such Accrued Amounts representing unreimbursed expenses shall be paid as soon as practicable following remittance of such expenses by Executive but in no event later than the last day of the second year following the year in which Date of Termination occurs;
               (b) For purposes of this Agreement, the term “Disabled” or “Disability” shall mean a medically determined physical or mental incapacity as a result of which Executive becomes eligible to receive long term disability benefits under the Company’s long term disability policy, which shall be in effect as of the Effective Date, or if no such policy is in effect, entitles Executive to a Social Security disability award.

          5.2 By the Company Without “Cause”.
               (a) The Company may terminate Executive’s employment without “Cause” (as defined below) at any time following the Effective Date upon delivery of a Notice of Termination to Executive.
               (b) Upon termination of Executive’s employment by the Company Without Cause, Executive shall be entitled to:
                    (i) the Accrued Amounts, payable in accordance with Section 5.1(a);
                    (ii) subject to Executive’s execution (without revocation) of a release of claims in such form as reasonably determined by the Company and containing carveouts for (A) indemnification, contribution, and directors and officers insurance rights to which Executive may be entitled, (B) rights in his capacity as an equityholder, (C) rights to collect the Severance Payment and COBRA Coverage, and (D) rights to any vested employee benefits (which execution version of such release will be provided no later than five (5) calendar days following the Date of Termination) (the “Release”), a lump sum payment equal to eighteen (18) months’ Base Salary, which payment will be made on the 60th day following the Date of Termination (the “Severance Payment”); and
                    (iii) if Executive elects to continue his medical coverage under COBRA, the Company shall pay for coverage under COBRA for eighteen (18) months following the Date of Termination (the “COBRA Coverage”).
          5.3 By the Company For Cause.
               (a) The Company may terminate Executive’s employment for “Cause” in accordance with the requirements of this Section 5.3.
               (b) Upon termination of Executive’s employment by the Company for Cause, Executive shall be entitled to the Accrued Amounts.
               (c) For purposes of this Agreement, “Cause” shall mean:
                    (i) continuing and substantial willful failure, neglect or refusal by Executive to perform his duties under this Agreement or to follow the lawful instructions of the Board which has not been cured by Executive (if curable) within ten (10) days after written notice thereof to Executive from the Company;
                    (ii) Executive’s commission of any material act of fraud or embezzlement against the Company;
                    (iii) any material breach of any covenant in Section 6, 7 or 8 of this Agreement, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive from the Company;

                    (iv) Executive’s conviction of (or pleading guilty or nolo contendere to) any felony; or
                    (v) alcohol or other substance abuse by Executive which, in the reasonable discretion of the Board, materially adversely affects Executive’s ability to perform his duties and responsibilities to the Companies.
               (d) Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board held for the purpose (after five (5) days’ prior written notice to the Executive of such meeting and the purpose thereof and an opportunity for the Executive, together with his counsel, to be heard before the Board at such meeting), of a finding that, in the good faith opinion of the Board, the Executive was guilty of any of the conduct set forth above in subparagraph (iv) or (v) and specifying the particulars thereof in detail. No act or failure to act by the Executive shall be considered “willful” if done or omitted by him in good faith with reasonable belief that his action or omission was in the best interests of the Company.
          5.4 By Executive For Good Reason.
               (a) Executive may terminate his employment for “Good Reason” (as defined below) by providing a Notice of Termination to the Board within sixty (60) days of the occurrence of the circumstances giving rise to such Good Reason. The foregoing notice shall describe the claimed event or circumstance and set forth Executive’s intention to terminate his employment with the Company; provided, that, the Company has not substantially cured such event within thirty (30) days after receiving such notice. Upon termination by Executive of his employment for “Good Reason”, Executive will be entitled to:
                    (i) the Accrued Amounts payable in accordance with Section 5.1(b);
                    (ii) subject to Executive’s execution (without revocation) of the Release, the Severance Payment which payment will be made on the 60th day following the Date of Termination; and
                    (iii) the COBRA Coverage.
               (b) For purposes of this Agreement, “Good Reason” shall mean:
                    (i) any material failure of the Companies to fulfill their obligations under this Agreement, including the failure to make any payment due hereunder when due, or any other material breach of a term or condition of this Agreement;
                    (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Companies, including no longer reporting to the Board or a change in title; provided however, that, the hiring or engagement of any person or entity by the Company with the approval of Executive to perform any of Executive’s duties and responsibilities to the Companies shall not constitute Good Reason;

                    (iii) a reduction in Executive’s Annual Base Salary;
                    (iv) the relocation of Executive’s primary office to a location more than 35 miles from the Company’s current headquarters as of the Effective Date; or
                    (v) the occurrence of a Change in Control.
An event set forth in the foregoing clauses (i) through (iv) shall not constitute “Good Reason” unless and until Executive shall have provided the Companies with notice thereof no later than 60 days following Executive’s becoming aware of such event and the Companies shall have failed to remedy such event within 30 days of receipt of such notice.
               (c) For purposes of this Agreement, “Change of Control” shall mean:
                    (i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to a non-affiliate;
                    (ii) Any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5.4(c), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 5.4(c)(iv)(A) and 5.4(c)(iv)(B), (V) any acquisition involving beneficial ownership of less than a majority of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;
                    (iii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the shareholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this Section 5.4(c)(iii)) cease for any reason to constitute a majority of the Board;

                    (iv) The Board or the shareholders of the Company approve and consummate a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and (B) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);
          5.5 By Executive Without Good Reason.
               (a) Executive may terminate his employment without Good Reason by providing a Notice of Termination to the Company at least thirty (30) days prior to the Date of Termination.
               (b) Upon termination by Executive of his employment without Good Reason, Executive shall be entitled to receive the Accrued Amounts payable in accordance with Section 5.1(a).
          5.6 Non-Renewal of the Term.
               (a) Upon termination of Executive’s employment as a result of non-renewal of the Term by the Company, Executive will be entitled to the Accrued Amounts payable in accordance with Section 5.1(a).
               (b) Upon termination of Executive’s employment as a result of non-renewal of the Term by the Executive, Executive will be entitled to the Accrued Amounts payable in accordance with Section 5.1(a).
          5.7 Nonqualified Deferred Compensation. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments due under Section 5 are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and other guidance issued thereunder), then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such payment delay had been imposed).
          5.8 Notice of Termination; Non-Renewal. Any termination of employment pursuant to Sections 5.1 through 5.5 shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16.2.

               (a) For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, as the case may be, hereunder or preclude Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
               (b) For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated pursuant to Section 5.1 through 5.5, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided, such Date of Termination is in accordance with Section 5.4 or 5.5, as the case may be), (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Term.
               (c) A termination of employment pursuant to Section 5.6 shall be communicated by a Notice of Non-Renewal to the other party hereto given in accordance with Section 2 and Section 16.2.
     6. NON-SOLICITATION
          Executive acknowledges that by virtue of Executive’s position as Chief Executive Officer of the Company, and Executive’s employment hereunder, he will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows during the Term and for an eighteen (18) month period following the Date of Termination (twelve (12) months in the case of a non-renewal of the Term): (a) Executive shall not on behalf of himself, or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company and/or (b) Executive shall not influence or attempt to influence vendors or business partners of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.
     7. NON-COMPETITION
          Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees as follows: During his employment and for an eighteen (18) month period commencing from the Date of Termination (twelve (12) months in the case of a non-renewal of the Term), Executive will not, directly or indirectly, (a) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (b) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (c) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant, or (d) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.
     8. CONFIDENTIALITY/TRADE SECRETS
          Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (a) all information, design or software programs (including object codes and source codes), techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (b) buying habits or practices of any of its customers or vendors, (c) the Company’s marketing methods, sales activities, promotion, credit and financial data and related information, (d) the Company’s costs or sources of materials, (e) the prices it obtains or has obtained or at which it sells or has sold its products or services, (f) lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment, or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The Parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 8 is an example, and that any breach of this Section 8 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.
     9. INJUNCTIVE RELIEF
          Executive acknowledges that any violation of any provision of Sections 6 through 8 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 8 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.
     10. BLUE PENCIL
          It is the desire and intent of the Parties that the provisions of Section 6 through 8 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 8 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 8 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.
     11. COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION
          In the event of termination of Executive’s employment pursuant to Section 5, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access.
     12. NON-DISPARAGEMENT
          During the Term, for any reason, neither Executive nor his agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company’s officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.
     13. INDEMNIFICATION
          Except in the case of Executive’s bad faith or willful misconduct, the Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.
     14. REPRESENTATIONS AND WARRANTIES
          14.1 Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:
               (a) Executive has the legal capacity and right to execute and deliver this Agreement and to perform his obligations contemplated hereby, and this Agreement has been duly executed by Executive;
               (b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;
               (c) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;
               (d) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;
               (e) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.
          14.2 The Company hereby represents and warrants to Executive, and the Company acknowledges that Executive has relied on such representations and warranties in entering into this Agreement, as follows:
               (a) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Company;
               (b) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;
               (c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

               (d) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.
     15. ARBITRATION
          Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment with the Company or the termination of Executive’s employment with the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in New York, New York, before a sole arbitrator selected from the American Arbitration Association,; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. The Company shall bear all administrative costs of any arbitration initiated under this Section 15, including any filing fees and arbitrator fees.
At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The arbitrator shall award reasonable attorney’s fees (including reasonable disbursements) to the party that the arbitrator has determined to be the prevailing party in such arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.
     16. GENERAL PROVISIONS
          16.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties and the heirs, executors, administrators and/or personal representatives of Executive.
          16.2 Notices.
               (a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

57th Street Acquisition Corp.
c/o Crumbs Holdings LLC
110 West 40th Street
Suite 2100
New York, New York 10018
Facsimile: (212) 221-7107

If to Executive,

with a copy to,
               (b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.
          16.3 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of New York without regard to principles of conflicts of laws.
          16.4 Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

          16.5 Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.
          16.6 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
          16.7 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.
          16.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          16.9 Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Furthermore, the Company and its respective officers, directors, employees or agents make no guarantee that this Agreement complies with, or is exempt from, the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A. The parties hereto agree to make such amendments from time to time to the terms and conditions of this Agreement as are necessary to ensure that this Agreement complies with the terms of and in a manner permitted by Section 409A of the Code and any regulation or other official guidance promulgated thereunder. Each payment due hereunder shall be treated as a separate payment under Section 409A of the Code. To the extent required by Code Section 409A, “termination of employment” (or any similar terms) shall mean “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) and the default presumptions thereof). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
(signature page follows)

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY
By:
Name:
Title:

Jason Bauer

[Signature Page to Employment Agreement]